Exhibit 99.1
VCA Antech, Inc. Completes Acquisition of Healthy Pet Corp. and
Amends its Senior Credit Facility
     LOS ANGELES, California, June 1, 2007 – VCA Antech, Inc. (NASDAQ Global Select Market: WOOF), a leading animal healthcare company in the United States, completed its acquisition of Healthy Pet Corp. (“Healthy Pet”) today. VCA Antech, Inc. (“VCA Antech” or “Company”) acquired Healthy Pet for $152.9 million (less assumed debt, excluding capital leases, and subject to adjustment for working capital items). Healthy Pet operates 44 animal hospitals with pro forma annual revenue of approximately $80.0 million.
     In connection with the closing of the acquisition, VCA Antech amended its senior credit facility to allow for the issuance of additional senior term notes in the amount of $160.0 million, which was arranged by Goldman Sachs and Wells Fargo Bank. Following the issuance of the additional senior term notes, VCA Antech had $531.7 million of senior term notes outstanding and a $75.0 million revolver that are both priced at LIBOR plus 150 basis points. Currently there are no borrowings outstanding under the revolver.
     VCA Antech management expects the combination of the two companies to be slightly accretive to net income and diluted earnings per share beginning in 2008. The impact of the combination (including integration costs of $1.5 million to $2.0 million) on net income and diluted earnings per share for the remainder of 2007 is not expected to be material.
   Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are: a material adverse change in the financial condition or operations of the Company; the ability to successfully integrate the two companies and achieve expected operating synergies following the acquisition; the rate of the Company’s laboratory internal revenue growth and animal hospital same-store revenue growth; the level of direct costs and the ability of the Company to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; the effects of the Company’s recent acquisitions and its ability to effectively manage its growth and achieve operating synergies; a continued decline in demand for some of the Company’s products and services; any disruption in the Company’s information technology systems or transportation networks; the effects of competition; any impairment in the carrying value of the Company’s goodwill; changes in prevailing interest rates; the Company’s ability to service its debt; and general economic conditions. These and other risk factors are discussed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the Company’s Report on Form 10-K for the year ended December 31, 2006 and the Company’s Report on Form 10-Q for the quarter ended March 31, 2007, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.
          VCA Antech owns, operates and manages the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country, and supplies diagnostic imaging equipment to the veterinary industry.

Media contact:	Tomas Fuller, Chief Financial Officer (310) 571-6505